Exhibit 3.1


                      AMENDED CERTIFICATE OF DESIGNATIONS,

                             PREFERENCES AND RIGHTS


                                       Of

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                       OF

                       ATLANTIC TECHNOLOGY VENTURES, INC.

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

         The undersigned officer of Atlantic Technology Ventures, Inc., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Amendment of the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock, originally filed with the office of the Secretary of State of the State of Delaware on September 28, 2000, and amended on November 20, 2000 (as so amended, the "Series B Certificate of Designations"), and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by its Certificate of Incorporation, as amended, originally filed with the office of the Secretary of State of the State of Delaware on May 18, 1993, the Board of Directors of the Corporation duly adopted the following resolutions:

         RESOLVED, that the Series B Certificate of Designations is hereby amended as follows:

(1) by striking out the definition of "Conversion Price" appearing at the end of Section 6(b) of Article II in its entirety and substituting the following:

                           "Conversion Price" means, as of any Conversion Date
or other date of determination, the lower of (y) $1.00, or (z) ninety percent (90%) of the average of the two (2) lowest Closing Bid Prices on the Principal Market of the Common Stock out of the fifteen (15) Trading Days immediately prior to conversion, which Conversion Price shall be adjusted proportionately for any reorganizations, reclassifications, stock splits, stock dividends, reverse stock splits and similar events; provided, however, that the Conversion Price will be reduced by an additional five percent (5%) if the Common Stock is not listed on either the Nasdaq SmallCap Market or Nasdaq National Market as of such date, and provided further that in no event will the Conversion Price be lower than the Floor Price, if any.

(2) by striking out the definition of "Market Price" appearing at the end of Section 6(b) of Article II in its entirety and substituting the following:

                           "Market Price" means the average Closing Bid Price of
the Common Stock on the Principal Market for the five (5) Trading Days prior to the date for which the Market Price is to be determined.

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(3)      by striking out the definition of "Floor Price" appearing at the end of
         Section 6(b) of Article II in its entirety and substituting the following:

                           "Floor Price" means $0.50 for the conversion of a
share of Series B Preferred Stock effected on or before March 28, 2002.

(4)      by adding a new subsection (m) to Section 6 of Article II as follows:

                   (m) Forced Conversion. So long as a Registration Statement covering the resale of the Common Stock issued or issuable upon conversion of the Series B Preferred Stock is effective (but only for so long as the Corporation is required to maintain the effectiveness of such Registration Statement pursuant to the Registration Rights Agreement dated as of September 28, 2000, between the Corporation and the investors signatory thereto (the "Registration Rights Agreement")), if on any day after the date of this Amended Certificate of Designations (i) for the period of twenty (20) consecutive Trading Days ending the immediately preceding Trading Day the Closing Bid Price of the Common Stock on the Principal Market has been equal to or greater than $1.75 per share (as adjusted for stock splits, stock dividends and similar events) and (ii) the average daily trading volume of the Common Stock on the Principal Market over that period of twenty (20) consecutive Trading Days exceeds 50,000 shares (any such day, a "Forced Conversion Trigger Day"), then the holders of the Series B Preferred Stock shall within five (5) days after the Forced Conversion Trigger Day give the Corporation a Conversion Notice pursuant to Section 6(c), which Conversion Notice must specify a date of conversion no later than 10 days after the Forced Conversion Trigger Day. In the event of conversion pursuant to this Section 6(m), the Conversion Price will be $0.75 (as adjusted for stock splits, stock dividends and similar events). Any conversions pursuant to this Section 8(m) shall be subject to the all other applicable provisions of this Section 6.

(5) by striking out those provisions of Section 7(c) of Article II appearing prior to Section 7(c)(i) of Article II in their entirety and substituting the following:

                  (c) Issuances at Less Than the Conversion Price. Upon the issuance or sale by the Corporation, during the period ending March 28, 2002 (the "MFN Period"), of:

(6) by striking out Section 8 of Article II in its entirety and replacing it with the following new Section 8:

         8.       Redemption.

                   (a)     Mandatory Redemption.

                           (i) On March 28, 2002 (the "Maturity Date"), the
Corporation shall redeem all outstanding shares of Series B Preferred Stock for cash at a redemption price per share equal to the greater of: (A) 125% of the Series B Original Price per share, plus all accrued but unpaid dividends thereon; or (B) an amount equal to the product of (1) the number of shares of Common Stock then issuable to the holders upon conversion of the Series B Preferred Stock being redeemed (irrespective of the Floor Price) and (2) the Market Price on the date of redemption (the "Redemption Price").

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                           (ii) Within five (5) days after the Maturity Date the
Corporation shall pay to each holder of shares of Series B Preferred Stock the Redemption Price for all such holder's shares of Series B Preferred Stock (the "Redemption Amount") in cash by wire transfer of immediately available funds in accordance with such holder's written wire transfer instructions. If the Corporation fails to do so, in addition to any remedy such holder may have under this Certificate of Designations, the Purchase Agreement and the Registration Rights Agreement, such unpaid amount shall bear interest at the rate of 3.0% per month (prorated for partial months) until paid in full. Until the Redemption Amount is paid in full to such holder, the mandatory redemption provided for in this Section 8(a) will not be effective with respect to those shares of Series B Preferred Stock for which the Redemption Price has not been paid in full.

                           (iii) As a condition to payment of the Redemption
Amount to any holder of shares of Series B Preferred Stock, on or before the Maturity Date that holder must surrender to the Corporation at its principal offices any certificates representing such shares (or an affidavit of lost certificate in form and content reasonably satisfactory to the Corporation, but which shall not require the posting of any bond). Upon payment to the holder of the Redemption Price, each such surrendered certificate shall be cancelled and retired.

                   (b)     Optional Redemption.

                           (i) So long as a Registration Statement covering the
resale of the Common Stock issued or issuable upon conversion of the Series B Preferred Stock is effective (but only for so long as the Corporation is required to maintain the effectiveness of such Registration Statement pursuant to the Registration Rights Agreement), the Corporation may at its option at any time redeem for cash all, but not less than all, of the shares of Series B Preferred Stock at the Redemption Price.

                           (ii) If the Corporation opts to redeem all the shares
of Series B Preferred Stock pursuant to this Section 8(b), it must provide written notice to the holders of Series B Preferred Stock (the "Redemption Notice"). The Redemption Notice must specify (A) the date for redemption (the "Redemption Date"), which may not be sooner than seven (7) days after the date of the Redemption Notice, and (B) the number of shares of Series B Preferred Stock to be redeemed from the holder to whom the Redemption Notice is delivered. Each holder of shares of Series B Preferred Stock shall be entitled to convert its shares of Series B Preferred Stock into Common Stock prior to the Redemption Date.

                           (iii) Within five (5) days after the Redemption Date
the Corporation shall pay to each holder of shares of Series B Preferred Stock its entire Redemption Amount in cash by wire transfer of immediately available funds in accordance with such holder's written wire transfer instructions. If it fails to do so, (A) the option redemption provided for in this Section 8(b) will not be effective with respect to those shares of Series B Preferred Stock for which the Redemption Price has not been paid in full, and (B) that holder may continue to convert its shares of Series B Preferred Stock as provided in
Section 6.

                           (iv) As a condition to payment of the Redemption
Amount to any holder of shares of Series B Preferred Stock, on or before the Redemption Date, that holder must

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surrender to the Corporation at its principal offices any certificates representing such shares (or an affidavit of lost certificate in form and content reasonably satisfactory to the Corporation, but which shall not require the posting of any bond). Upon payment to the holder of the Redemption Price, each such surrendered certificate shall be cancelled and retired.

        This Amended Certificate of Designations of the Corporation has been duly adopted in accordance with Section 151 of the General Corporation Law of the State of Delaware.

         The undersigned is signing this Amended Certificate of Designations on behalf of the Corporation on January 9, 2001.


                                          /s/ Frederic P. Zotos
                                          -------------------------------------
                                          Frederic P. Zotos
                                          President